EXHIBIT 10.250


EXECUTION COPY





                             Dated December 6, 2002





                              ELAN CORPORATION, PLC

                             ELAN MANAGEMENT LIMITED

                                       AND

                       LIGAND PHARMACEUTICALS INCORPORATED





                              AMENDED AND RESTATED
                          LICENCE AND SUPPLY AGREEMENT

                                    CONTENTS

                                                                     PAGE
CLAUSE 1 - PRELIMINARY..................................................4

CLAUSE 2 - THE LICENCE..................................................8

CLAUSE 3 - INTELLECTUAL PROPERTY........................................9

CLAUSE 4 - LIGAND COMPETING PRODUCTS...................................13

CLAUSE 5 - ADDITIONAL DEVELOPMENT OF THE PRODUCT.......................13

CLAUSE 6 - PROJECT TEAM AND PROJECT MANAGEMENT.........................13

CLAUSE 7 - REGISTRATION OF THE PRODUCT.................................13

CLAUSE 8 - MARKETING AND PROMOTION OF THE PRODUCT......................16

CLAUSE 9 - SUPPLY OF THE  PRODUCT......................................17

CLAUSE 10 - FINANCIAL PROVISIONS.......................................22

CLAUSE 11 - PAYMENTS, REPORTS AND AUDITS...............................25

CLAUSE 12 - DURATION AND TERMINATION...................................27

CLAUSE 13 - CONSEQUENCES OF TERMINATION................................29

CLAUSE 14 - WARRANTY AND INDEMNITY.....................................30

CLAUSE 15 - ADVERSE EVENTS AND PRODUCT RECALL..........................34

CLAUSE 16 - MISCELLANEOUS PROVISIONS...................................35

SCHEDULE 1                 ELAN PATENT RIGHTS

SCHEDULE 2                 EXAMPLE OF CLAUSE 10.3.2 CALCULATION


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THIS AGREEMENT is made on December 6, 2002.

BETWEEN:

(1) ELAN CORPORATION, PLC, a company incorporated in Ireland having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("ELAN")

(2) ELAN MANAGEMENT LIMITED, a company incorporated in Ireland having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("EML") and

(3) LIGAND PHARMACEUTICALS INCORPORATED, a company organised under the laws of Delaware, with offices at 10275 Science Center Drive, San Diego, California 92121, United States of America ("LIGAND").

RECITALS:

A. ELAN and LIGAND previously entered into that certain Development, Licence and Supply Agreement dated November 9, 1998, as amended pursuant to that certain Amendment Agreement dated August 20, 1999, that certain Second Amendment Agreement dated February 28, 2001 and that certain Closing Agreement dated November 8, 2002 (collectively, the "Prior Agreement").

B. ELAN and LIGAND desire to amend and restate their relationship set forth in the Prior Agreement as more fully set forth in this Agreement effective as of the AMENDMENT DATE.

C. ELAN is beneficially entitled to the use of various patents, including the ELAN PATENTS, which have been granted or are pending under the International Convention in relation to the development and production of drug specific dosage forms for pharmaceutical products and processes.

D. LIGAND is desirous of entering into a licensing agreement with ELAN by virtue of which it will be free to have manufactured in accordance with the terms of this Agreement and to market the PRODUCT in the TERRITORY without infringing any of the ELAN INTELLECTUAL PROPERTY rights held by ELAN.

E. ELAN is willing to waive its rights to co-promote the PRODUCT in the TERRITORY, ELAN is prepared to continue its licence of the ELAN PATENTS in the TERRITORY to LIGAND and ELAN is prepared to continue its supply of the PRODUCT to LIGAND.

F. ELAN, EML and LIGAND are desirous of entering into an agreement to give effect to the arrangements described above.

G. EML is a subsidiary of, and provides services to, ELAN and it has been agreed that, in order to discharge certain trading balances between the companies, EML is to be beneficially entitled to *** of the patent royalty payable by LIGAND under this Agreement.


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   Confidential Treatment and filed separately with the Commission

NOW IT IS HEREBY AGREED AS FOLLOWS:

                             CLAUSE 1 - PRELIMINARY

1.1  DEFINITIONS: In this Agreement unless the context otherwise requires:

     1.1.1 AFFILIATE shall mean any corporation or entity controlling or controlled or under common control with ELAN or LIGAND, as the case may be. For the purposes of this Agreement, "control" shall mean the direct or indirect ownership of more than 50% of the issued voting shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding criteria, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

     1.1.1A AMENDMENT DATE shall mean the date appearing at the top of page 3.

     1.1.1B AMENDMENT EXECUTION DATE shall mean 12 November 2002.

     1.1.1C ATTORNEY shall mean an independent patent litigation attorney selected by ELAN and LIGAND, or if agreement on such selection is not made within fourteen (14) days of the dispute arising, appointed by the American Arbitration Association.

     1.1.1D AVERAGE PRICE shall mean in respect of a particular strength in a particular period A / B where:

          "A" is NSP from that strength in that period, recalculated so that the deductions permitted in paragraphs (a) and (b) of the definition of NSP are limited to *** of the aggregate gross IN MARKET proceeds billed in that period; and

          "B" is the number of units of that strength of the PRODUCT comprising such NSP.

     1.1.2 cGMP and cGLP shall mean respectively current Good Manufacturing Practice and current Good Laboratory Practice as defined in the FFDCA.

     1.1.3 CFR shall mean the US Code of Federal Regulations 21, as amended from time to time.

     1.1.4 [Intentionally Omitted]

     1.1.5 CMC SECTION shall mean the chemistry, manufacturing, and controls section of the NDA in the USA as defined in CFR Section 314.50 (1), as may be amended from time to time, and/or its equivalent in foreign NDAs.


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     1.1.6 COMPOUND shall mean the active drug substance morphine and its salts.

     1.1.7 [Intentionally Omitted]

     1.1.8 DMF shall mean ELAN's Drug Master File, as defined in the CFR Section
          314.420 and/or its equivalent in the other countries of the TERRITORY, which DMF contains the CMC SECTION.

     1.1.9 EFFECTIVE DATE shall mean September 30, 1998.

     1.1.10 ELAN shall mean Elan Corporation, plc and any of its AFFILIATES.

     1.1.11 ELAN IMPROVEMENTS shall mean any improvement or enhancement to the ELAN PATENTS that is created, conceived or invented during the INITIAL PERIOD which (i) would infringe a valid claim of the ELAN PATENTS,
          (ii) ELAN is free to license and (iii) are not subject to contractual obligations with any third party.

     1.1.12 ELAN INTELLECTUAL PROPERTY shall mean the ELAN PATENTS and/or the ELAN KNOW-HOW and shall include the improvements made by LIGAND as referred to in CLAUSE 3.1.3 to the extent such improvements relate to the PRODUCT.

     1.1.13 ELAN KNOW-HOW shall mean all knowledge, information, trade secrets, data and expertise relating to the PRODUCT and which is not generally known to the public, owned or licensed by ELAN as of the EFFECTIVE DATE, or developed by ELAN whether before or during the INITIAL PERIOD relating to the PRODUCT, and which ELAN is free to license and which is not subject to contractual obligations with any third party, whether or not covered by any patent, copyright, design patent, trademark, trade secret or other industrial or any intellectual property rights.

          In the event that ELAN acquires or merges with a third party entity, ELAN KNOW-HOW shall not include any know-how to the extent that such know-how relates to a product containing the COMPOUND which has been approved for marketing or is in development by the said third party entity. For the avoidance of doubt, the occurrence of any such acquisition or merger shall not affect the licence of the ELAN KNOW-HOW granted to LIGAND hereunder.

          For the avoidance of doubt, ELAN KNOW-HOW shall exclude any know-how owned, licensed or controlled by AFFILIATES or subsidiaries of Elan Corporation, plc, including, but not limited to, ***(collectively, the "EXCLUDED KNOW-HOW").

          For the avoidance of doubt, ELAN KNOW-HOW shall include any know-how


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

          relating to the PRODUCT owned, licensed or controlled as of the EFFECTIVE DATE by ***, if any.

     1.1.14 ELAN PATENTS shall mean all patents and patent applications listed in SCHEDULE 1. ELAN PATENTS shall also include all continuations, continuations-in-part, divisionals, ELAN IMPROVEMENTS, and any patents issuing thereon, and re-issues or re-examinations of such patents and extensions of any patents licenced hereunder. Extensions of patents shall include extensions under the U.S. Patent Term Restoration Act.

          For the avoidance of doubt, ELAN PATENTS shall exclude any patents owned, licenced or controlled as of the EFFECTIVE DATE by AFFILIATES or subsidiaries of Elan Corporation, plc, including, but not limited to, ***(the "EXCLUDED PATENTS").

          In the event that ELAN acquires or merges with a third party entity, ELAN PATENTS shall not include any patent rights of such third party entity to the extent that such patent rights relate to a product containing the COMPOUND which has been approved for marketing or is in development by the said third party entity. For the avoidance of doubt, the occurrence of any such acquisition or merger shall not affect the licence of the ELAN PATENTS granted to LIGAND hereunder.

          For the avoidance of doubt, ELAN PATENTS shall include any patents relating to the PRODUCT owned, licensed or controlled as of the EFFECTIVE DATE by ***, if any.

     1.1.15 [Intentionally Omitted]

     1.1.16 ENFORCEMENT PROCEEDINGS shall mean the proceedings referred to in CLAUSE 3.3.2.

     1.1.17 [Intentionally Omitted]

     1.1.18 EX WORKS shall have the meaning as such term is defined in the ICC Incoterms, 1990, International Rules for the Interpretation of Trade Terms, ICC Publication No. 460.

     1.1.19 FDA shall mean the United States Food and Drug Administration or any other successor agency whose approval is necessary to market the PRODUCT in the United States of America and/or its foreign equivalents in any other country of the TERRITORY.

     1.1.20 FFDCA shall mean the US Federal Food, Drug and Cosmetic Act, and the regulations promulgated thereunder, as may be amended from time to time.

     1.1.21 [Intentionally Omitted]


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     1.1.22 FULLY ALLOCATED COST shall mean, with respect to a party, the fully allocated actual cost which is the sum total of all production related costs for the PRODUCT including direct labour, direct materials and supplies, variable labour, reasonable overhead and allocable administration, quality control, quality assurance and other costs; such costs to be calculated in accordance with a party's standard accounting principles.

     1.1.23 INITIAL PERIOD shall mean the initial period of this Agreement, as more fully described in CLAUSE 12.1.

     1.1.24 IN MARKET shall mean the sale of the PRODUCT by LIGAND or a permitted sub-licensee, as the case may be, to an unaffiliated third party including but not limited to a wholesaler, chain store, managed care organisation, hospital, pharmacy or governmental agency and shall exclude the transfer of the PRODUCT between LIGAND, its AFFILIATES and permitted sub-licensees.

     1.1.25 [Intentionally Omitted]

     1.1.26 LIGAND shall mean Ligand Pharmaceuticals Incorporated and any of its AFFILIATES.

     1.1.27 NDA shall mean the New Drug Application filed by ELAN numbered 21,260 and any supplements or amendments thereto which LIGAND may file for the PRODUCT in the United States of America and its foreign equivalent in Canada.

     1.1.28 NDA APPROVAL shall mean the final approval to market the PRODUCT in the United States of America and/or its foreign equivalent in Canada.

     1.1.29 NSP shall mean in the case of PRODUCT sold by LIGAND or by a permitted sub-licensee of LIGAND, that sum determined by deducting from the aggregate gross IN MARKET proceeds billed for the PRODUCT by LIGAND in accordance with LIGAND's standard accounting principles and GAAP, expenses incurred by LIGAND under CLAUSE 3.2.1 if, as a result thereof, a patent is granted to ELAN and a further deduction to cover the following:

                  (a) customs duties or other taxes (excluding income or corporation tax), directly related to the sale of the PRODUCT which are paid by LIGAND;

                  (b) a discount from the gross IN MARKET proceeds to cover such normal costs as are incurred by LIGAND in respect of transport, shipping insurance, returns, rebates, allowances for bad debt actually taken, and discounts directly related to the sale of the PRODUCT.

     1.1.30 PRODUCT shall mean the 30mg, 60mg, 90mg and 120mg finished dosage strengths of the once-daily oral dosage microparticulate formulation developed by ELAN containing the COMPOUND as its primary active ingredient, and such other dosage strengths as would be covered by claims included in the ELAN PATENTS.


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     1.1.31 [Intentionally Omitted]

     1.1.32 [Intentionally Omitted]

     1.1.33 SPECIFICATIONS shall mean the specifications for the PRODUCT, as approved by FDA and effective as of the AMENDMENT DATE and contained in the NDA in the USA. The SPECIFICATIONS may hereafter be amended as agreed by the parties or as may otherwise be requested or mandated by the regulatory authorities in the TERRITORY, most specifically the FDA.

     1.1.34 STATEMENT shall have the meaning given in CLAUSE 11.1.

     1.1.35 TERRITORY shall mean the United States of America and its territories and Canada.

     1.1.36 $ shall mean United States Dollars.

     1.1.37 US or USA shall mean the United States of America.

1.2  INTERPRETATION: In this Agreement:

     1.2.1 the singular includes the plural and vice versa, the masculine includes the feminine and vice versa and references to natural persons include corporate bodies, partnerships and vice versa.

     1.2.2 any reference to a Clause or Schedule, unless otherwise specifically provided, shall be respectively to a Clause or Schedule of this Agreement.

     1.2.3 the headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

                             CLAUSE 2 - THE LICENCE

2.1  LICENCE TO LIGAND:

     2.1.1 Subject to the terms of this Agreement, ELAN hereby grants to LIGAND and LIGAND hereby accepts for the INITIAL PERIOD an exclusive licence (even as to ELAN) of the ELAN INTELLECTUAL PROPERTY to import, use, offer for sale and sell the PRODUCT in the TERRITORY; provided that LIGAND shall grant back to ELAN a non exclusive royalty-free license to make and use the PRODUCT in the TERRITORY so as to enable ELAN to perform its obligations pursuant to this Agreement, and for the avoidance of doubt to conduct further research, development and manufacturing within the TERRITORY with regard to ELAN's commercialisation of the PRODUCT outside the TERRITORY. For the further avoidance of doubt, ELAN shall have no rights to import, offer for sale or sell the PRODUCT in the TERRITORY during the term of this Agreement.



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

     2.1.2 LIGAND shall be entitled to grant sub-licences to import, use, offer for sale and sell the PRODUCT in any country of the TERRITORY to parties other than ELAN subject to the prior written consent of ELAN, which shall not be unreasonably conditioned, withheld or delayed.

          Any sub-licence granted hereunder shall be consistent in its terms and conditions with the terms of this Agreement insofar as they are applicable, but excluding the right to grant a sub-licence or a production licence, and shall survive termination of this licence granted to LIGAND hereunder to the extent set forth in CLAUSE 13.2.

          For the avoidance of doubt, LIGAND shall ensure that ELAN shall have the same rights of audit and inspection vis-a-vis a sub-licensee as ELAN has vis-a-vis LIGAND pursuant to this Agreement.

          LIGAND shall be liable to ELAN for all acts and omissions of any sub-licensee as though such acts and omissions were by LIGAND.

          LIGAND shall undertake to protect the confidentiality of ELAN's formulation, engineering and manufacturing processes for the PRODUCT in its dealings with permitted sub-licensees and shall not disclose any information from the CMC SECTION to any third party, including without limitation a permitted sub-licensee, without the prior written consent of ELAN (except as provided in CLAUSE 9.15 or as permitted under CLAUSE 16.1.2).

     2.1.3 ELAN covenants that neither ELAN nor any of its AFFILIATES will prosecute any suit against LIGAND regarding any EXCLUDED KNOW-HOW and EXCLUDED PATENTS by reason of LIGAND exercising its rights under this Agreement. ELAN warrants that (i) between the EFFECTIVE DATE and the AMENDMENT DATE it did not incorporate any EXCLUDED KNOW-HOW or EXCLUDED PATENTS into the PRODUCT, and (ii) the manufacture of the PRODUCT does not require the use of any EXCLUDED KNOW-HOW or EXCLUDED PATENTS. In addition, ELAN covenants that during the INITIAL PERIOD it shall not enter into any agreement restricting its ability to license in connection with the PRODUCT, or imposing third-party contractual obligations, on ELAN IMPROVEMENTS, without the prior written consent of LIGAND, which shall not be unreasonably conditioned, withheld or delayed.

2.2  [Intentionally Omitted]

                        CLAUSE 3 - INTELLECTUAL PROPERTY

3.1  OWNERSHIP OF ELAN INTELLECTUAL PROPERTY:

     3.1.1 ELAN shall remain the sole owner of the ELAN INTELLECTUAL PROPERTY.

     3.1.2 ELAN shall be entitled to use the ELAN INTELLECTUAL PROPERTY, and all technical, clinical and other data, generated by ELAN and/or by LIGAND pursuant to this Agreement in connection with:

                  (a) ELAN's commercial arrangements otherwise than in relation to the PRODUCT; and

                  (b) the commercialisation of the PRODUCT in any countries outside of the TERRITORY or those which cease to be part of the TERRITORY; and in the TERRITORY following termination of this Agreement.

                  LIGAND shall supply to ELAN for such purposes copies of such technical, clinical and other data generated by LIGAND.

     3.1.3 In consideration for the licences granted by ELAN pursuant to this Agreement, any improvements relating to the ELAN INTELLECTUAL PROPERTY, including improvements relating to the formulation, process or manufacturing of the PRODUCT, made solely by LIGAND, its officers, servants, agents, and pursuant to the conduct of clinical trials conducted by or on behalf of LIGAND, its officers, servants, agents, during the INITIAL PERIOD shall be assigned by LIGAND to ELAN and shall form part of the ELAN INTELLECTUAL PROPERTY licenced to LIGAND pursuant to CLAUSE 2.1.

3.2  FILING AND MAINTENANCE OF PATENTS:

     3.2.1 In the TERRITORY, LIGAND will be entitled but not obliged, at its own expense, to file and prosecute ELAN PATENTS, to determine the patent filing strategy in relation to same at its sole discretion and upon grant of any letters patent of the ELAN PATENTS, to maintain such letters patent in force.

     3.2.2 Should LIGAND elect not to file or not to continue the maintenance or prosecution of any case under the ELAN PATENTS in the TERRITORY, it shall notify ELAN of such decision. Upon ELAN's request and at ELAN's expense, LIGAND shall return control of the ELAN PATENT(S) that were the subject of the election to ELAN in a timely manner to allow ELAN to continue with the prosecution or maintenance of the ELAN PATENTS in the TERRITORY. Any case under the ELAN PATENTS in the TERRITORY that LIGAND chooses not to continue to maintain or prosecute will be removed from the license by ELAN to LIGAND under CLAUSE 2.1.

3.3  ENFORCEMENT:

     3.3.1 LIGAND and ELAN shall promptly inform the other in writing of any alleged infringement or unauthorised use of which it shall become aware by a third party of any intellectual property within the ELAN INTELLECTUAL PROPERTY and provide such other with any available evidence of infringement or unauthorized use.



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     3.3.2 In the TERRITORY, LIGAND, at its option, shall be entitled to institute enforcement proceedings ("ENFORCEMENT PROCEEDINGS") in respect of any infringement or unauthorised use of the ELAN INTELLECTUAL PROPERTY. ELAN agrees to provide all reasonable co-operation and assistance to LIGAND in relation to any such ENFORCEMENT PROCEEDINGS (and agrees to be named as a party if legally required) at LIGAND's expense. Any reasonable fees and costs borne by ELAN shall be reimbursed by LIGAND. LIGAND shall be entitled to deduct its reasonable expenses in relation to such ENFORCEMENT PROCEEDINGS (including reasonable attorney's fees and expenses) from any recovery and any remaining amount shall be distributed pro rata among the parties in which LIGAND shall receive *** of any remaining recovery and ELAN shall receive *** of any remaining recovery. ELAN and LIGAND each recognise that it is in both parties interest to enforce ELAN INTELLECTUAL PROPERTY to the full extent provided by law, and neither party shall, except as required by law, knowingly make any admission to jeopardise, compromise or otherwise limit the scope of such ELAN INTELLECTUAL PROPERTY.

     3.3.3 In the event that LIGAND does not want to institute, or to continue already instituted, ENFORCEMENT PROCEEDINGS in the TERRITORY, then ELAN, using attorneys of ELAN's choosing reasonably acceptable to LIGAND, can enforce such rights at its own expense. In such event, ELAN must keep LIGAND fully and timely informed of the action so as to enable LIGAND to provide input which ELAN shall reasonably consider. LIGAND agrees to provide all reasonable co-operation and assistance to ELAN in relation to any such ENFORCEMENT PROCEEDINGS at ELAN's expense and agrees to be named as a party in any ENFORCEMENT PROCEEDINGS. Any reasonable fees and costs borne by LIGAND shall be reimbursed by ELAN. In the event that ELAN enforces ELAN INTELLECTUAL PROPERTY in accordance with this paragraph, ELAN shall be entitled deduct its reasonable expenses in relation to such ENFORCEMENT PROCEEDINGS (including reasonable attorney's fees and expenses and reimbursements to LIGAND) from any recovery and any remaining amount shall be distributed pro rata among the parties in which LIGAND shall receive *** of any remaining recovery and ELAN shall receive *** of any remaining recovery.

3.4  DEFENCE:

     3.4.1 LIGAND and ELAN shall promptly inform the other in writing of a claim or proceeding brought against either party by a third party alleging that the sale, manufacture, offer for sale or use of the PRODUCT infringes the patent rights of such a third party in the TERRITORY. The parties shall meet to discuss in what manner such claim or proceeding should be defended. Such discussion shall include, among other things, cessation of the manufacture and/or sale of the PRODUCT and modification of the PRODUCT to avoid unauthorised use.

     3.4.2 [Intentionally Omitted]


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     3.4.3. LIGAND shall defend such action at its expense including the reasonable expenses of ELAN (not including ELAN's attorney fees) incurred in cooperating with LIGAND in such defence. LIGAND shall indemnify and hold harmless ELAN against, and shall be obligated to pay, any award of damages to the third party under this CLAUSE 3.4, except that LIGAND shall not be obligated to indemnify ELAN against the multiple damages element of an award against ELAN for wilful infringement as a result of ELAN's omission or commission of an act without LIGAND's consent (which shall be deemed given in the event that ELAN seeks confirmation in writing pursuant to the notice provisions set forth in CLAUSE 16.12 as to whether it shouldproceed with an act or omission contemplated by this Agreement and LIGAND does not object within 7 (seven) business days of receipt of such request for confirmation), except as required by the terms of this Agreement (the "Multiple Damages Element") that would yield a ruling of wilful infringement (or, in the U.S., as otherwise provided in 35 U.S.C. ss. 284) or for any award of attorney fees (or, in the U.S., as otherwise provided in 35 U.S.C. ss. 285) to the third party against ELAN arising from such wilful infringement. LIGAND must keep ELAN fully and timely informed of each action (whether or not including a Multiple Damages Element), including offers of settlement made to or by LIGAND, so as to enable ELAN to provide input which LIGAND shall reasonably consider. LIGAND shall have the right to settle any claim against LIGAND based on such patent without ELAN's approval. LIGAND shall have the right to settle a claim against ELAN, (a) without ELAN's written approval, where such settlement contains no admission of liability on behalf of ELAN or (b) with ELAN's reasonable written approval, where such settlement contains any terms which are not wholly performed by LIGAND. Such determination of reasonableness shall be determined by the ATTORNEY.

     3.4.4 [Intentionally Omitted]

     3.4.5 ELAN shall have no liability to LIGAND whatsoever or howsoever arising for any losses incurred by LIGAND as a result of having to cease selling the PRODUCT or having to defer the launch of selling the PRODUCT, whether as a result of a court order or otherwise.

3.5 LIGAND agrees to pursue protection and use of the trademark AVINZA(TM) ("the MARK") only in the TERRITORY. After the AMENDMENT DATE, neither party shall be entitled to use the MARK outside of the TERRITORY; provided however LIGAND may use the MARK outside of the TERRITORY without the consent of ELAN if it has otherwise acquired rights to market the PRODUCT outside of the TERRITORY.



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

                      CLAUSE 4 - LIGAND COMPETING PRODUCTS

4.1 LIGAND undertakes *** in the TERRITORY during the INITIAL PERIOD and for *** thereafter.

                  CLAUSE 5 - ADDITIONAL DEVELOPMENT OF THE PRODUCT

5.1 In the event that LIGAND wishes to have further dosage strengths developed pursuant to this Agreement (the "ADDITIONAL DEVELOPMENT"), the parties shall negotiate in good faith as to the additional costs to be paid to ELAN for such ADDITIONAL DEVELOPMENT and the terms of such development work. The parties agree that their present intention is that the terms shall so far as reasonably practicable be consistent with the development terms of the Prior Agreement and the financial and other terms of this Agreement, with such amendments as may be reasonably appropriate.

5.2 Additionally in the event that LIGAND wishes to have developed a product incorporating ELAN IMPROVEMENTS (other than the PRODUCT or further dosage strengths), the parties shall negotiate in good faith as to the additional development fees, additional licence fees, milestones, royalties and manufacturing costs associated with such a product, but so that royalties and manufacturing costs shall be comparable to those relating to the PRODUCT in the Prior Agreement.

                 CLAUSE 6 - PROJECT TEAM AND PROJECT MANAGEMENT

Unless otherwise agreed by the parties, representatives of the parties (the "PROJECT TEAM") shall meet at least semi-annually throughout the term of this Agreement. The PROJECT TEAM shall meet at locations alternately designated by the parties, or if agreed by telephonic or videoconference. Meetings shall be co-chaired by the chief representatives of the parties. At and between meetings of the PROJECT TEAM, each party shall keep the other fully and regularly informed as to its progress with its respective obligations and regulatory matters pertaining to the use of regulatory and clinical information in relation to the PRODUCT inside and outside the TERRITORY. To the extent that LIGAND is permitted to do so, LIGAND shall also keep ELAN generally informed at such meetings as to LIGAND's commercial progress with the PRODUCT, including performance against competitors and future objectives for the PRODUCT consistent with the forecasts provided in CLAUSE 9.8.

7.1  CLAUSE 7 - REGISTRATION OF THE PRODUCT

     7.1.1 Prior to the AMENDMENT DATE, ELAN has been responsible for the compilation, preparation, submission and prosecution to approval of the NDA for the PRODUCT in each country of the TERRITORY.


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     7.1.2 Effective as of AMENDMENT DATE and upon the terms of this Agreement,
          ELAN hereby sells, assigns, transfers and conveys to LIGAND, free and clear of all liens, encumbrances, pledge, security interest or other restriction or limitation of any kind, all of ELAN's right, title and interest in, to and under the following PRODUCT NDA registrations in the TERRITORY and shall formally transfer such ownership to LIGAND as soon as reasonably practicable after the AMENDMENT DATE, allowing opportunity to ELAN to file the DMF. To that end, ELAN will also provide LIGAND with copies of documentation, to the extent that ELAN has not already done so prior to the AMENDMENT DATE, to include:

                  (a) The NDA and any and all supplements, amendments and annual reports thereto and all clinical data, tables, listings and databases (as electronic SAS data sets) that are a part thereof, including grant of access to third party data managers for correspondence and documentation relating to the databases as well as changes, error corrections and other modifications to the databases (including hard or soft-coded changes); and

                  (b) Product registration data consisting of the following (including electronic copies where no hard copies exist) which are in ELAN's possession or control: regulatory correspondence files relating to the PRODUCT in the TERRITORY, other than the NDAs, including, but not limited to minutes of meetings and correspondence with the FDA, the investigational new drug applications and amendments, excluding or making appropriate redactions from any correspondence to the extent that it is specifically related to the CMC section.

         Such materials delivered shall, to the extent previously considered confidential, be considered confidential information of LIGAND subject to the provisions of CLAUSE 16.1; provided to the extent that such materials delivered contain confidential or proprietary information of ELAN, they shall also be considered confidential information of ELAN, subject to the provisions of CLAUSE 16.1, which ELAN may use solely in satisfaction of its obligations under this Agreement or as permitted hereunder in connection with its activities outside the TERRITORY.

         For the avoidance of doubt, LIGAND shall thereafter be solely responsible for any legal or regulatory obligations pertaining to the ownership, filing and/or maintenance of the NDA including without limitation any tracking obligations, periodic reports to regulatory agencies, post market commitments, and commercialization commitments (in the form of a Risk Management Program).

         LIGAND shall allow ELAN full access upon reasonable request to any of the above documents and shall notify ELAN forthwith of any and all amendments and supplements to the above. ELAN shall be entitled to make and retain copies of the same, and to use such information solely (i) to permit ELAN to meet its obligations under this AGREEMENT, (ii) to permit ELAN to file and maintain the CMC SECTION in the DMF and (iii) to support the registration, marketing and/or manufacture of the PRODUCT for sale outside the TERRITORY.

         LIGAND and ELAN shall each allow the other full access to tclinical trial data related to the PRODUCT and each shall be permitted to use such data solely: (i) to permit such party to exercise its rights or meet its obligations under this AGREEMENT, or (ii) with respect to ELAN, to (A) permit it to file and maintain the CMC SECTION in the DMF and (B) support the registration, marketing and/or manufacture of the PRODUCT for sale outside the TERRITORY.

7.2

     7.2.1 Following the AMENDMENT DATE, each party shall cooperate fully with the other and provide such information as may reasonably be requested in preparing and promptly filing all notices, applications, submissions, reports and other instruments and documents that are necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement and to comply with applicable laws.

     7.2.2 Following the AMENDMENT DATE, LIGAND shall cooperate fully with and take all actions reasonably requested by ELAN to permit ELAN, its AFFILIATES and licensees to obtain and maintain all consents, approvals, registrations, certificates, permits, licenses or other approvals of applicable governmental or regulatory authorities required to export the PRODUCT from the TERRITORY and to import, market, promote, sell and distribute the PRODUCT in any and all jurisdictions outside the TERRITORY ("Marketing Authorizations"). Without limiting the generality of the foregoing, LIGAND shall (i) provide to ELAN or its AFFILIATES for submission to applicable governmental or regulatory authorities, or provide to such applicable governmental or regulatory authorities through a right or reference or otherwise, all data, study results, technical information, or other information owned or controlled by LIGAND and its AFFILIATES and necessary to obtain or maintain the Marketing Authorizations, and (ii) not, without prior written notice to ELAN (in no event less than thirty days) and opportunity to comment, make any change or modification to the NDA or the SPECIFICATIONS that would cause the exportation of the PRODUCT from the TERRITORY or the importation, marketing, promotion, selling and distribution of the PRODUCT in any jurisdiction outside the TERRITORY unlawful. LIGAND shall instruct its employees, counsel and financial advisors to provide such cooperation to ELAN, it being understood that ELAN shall reimburse LIGAND promptly for reasonable and necessary expenses incurred by LIGAND in complying with any such request by or on behalf of ELAN.

     7.2.3 Solely with respect to the PRODUCT, (a) LIGAND hereby grants reference rights under all regulatory approvals, including, without limitation, any DMF for the PRODUCT, to ELAN and its licensees, (b) ELAN hereby grants reference rights under any DMF for the PRODUCT, to LIGAND and its permitted sublicensees and (c) each party agrees to execute or cause its AFFILIATES, sublicensees or agents to execute any necessary authorization letters as may be reasonably required. Each party (the "Requesting Party") shall reimburse the other promptly for reasonable and necessary expenses incurred by such other party in complying with any such request by or on behalf of the Requesting Party.

     7.2.4 ELAN shall not, without the prior written consent of LIGAND, make any material change in the product specifications relating to the CMC SECTION as of the AMENDMENT DATE. In any event, LIGAND shall be provided reasonable prior notice of any such proposed change.

7.3 All costs associated with maintaining the NDA APPROVAL (other than maintaining ELAN's manufacturer's licence(s) and the DMF, the costs of which shall be borne by ELAN) in each country of the TERRITORY including any post approval studies required by the FDA in respect of the PRODUCT shall be paid by LIGAND; PROVIDED, HOWEVER, if LIGAND requests any change to SPECIFICATIONS or the form in which the PRODUCT is supplied as at October 2002, or such a change is mandated by the FDA or other legal or regulatory authority in the TERRITORY, LIGAND shall reimburse ELAN for its reasonable expenses associated with required changes to ELAN's manufacturer's licence(s) and the DMF.

7.4  [Intentionally Omitted]

7.5 ELAN shall at its option file additional Drug Master File(s) for the PRODUCT in its own name; provided such additional Drug Master File(s) may only be used in connection with the PRODUCT intended for use or sale outside the TERRITORY and LIGAND shall have identical rights of access and reference set forth in this Agreement with respect to the DMF as to any such additional Drug Master File(s). ELAN shall be responsible for all interaction with FDA, and where applicable other REGULATORY AUTHORITIES, concerning such Drug Master File(s) and the DMF.

7.6  [Intentionally Omitted]

7.7  [Intentionally Omitted]

7.8  [Intentionally Omitted]

                CLAUSE 8 - MARKETING AND PROMOTION OF THE PRODUCT

8.1 LIGAND shall control and be responsible for the content and format of any PRODUCT promotional campaign submitted to the FDA.

8.2  [Intentionally Omitted]

8.3 LIGAND shall diligently pursue the commercialisation of the PRODUCT and shall use all commercially reasonable efforts to market and promote the PRODUCT throughout the TERRITORY and in doing so, shall use the same level of effort as with other similar products of similar sales potential which it markets in the TERRITORY. LIGAND covenants that it shall not use the PRODUCT as a "loss leader" in its marketing programs.

8.4  [Intentionally Omitted]

8.5 To the extent permitted by law, promotional or other printed materials which LIGAND proposes at any time to use in relation to the sale of PRODUCT shall, to the extent applicable, include due acknowledgement that the PRODUCT is developed and manufactured by ELAN (or, as permitted pursuant to CLAUSE 16.3, ELAN's assignee or designee). For the purposes of ensuring compliance with this CLAUSE 8 with and applicable laws and regulations insofar as they affect ELAN, LIGAND shall provide a copy of all such promotional and other printed materials for ELAN's information a reasonable time prior to use of the same.

8.6  [Intentionally Omitted]

8.7  [Intentionally Omitted]

8.8 LIGAND shall mark or have marked all patent number(s) of the ELAN PATENTS on all PRODUCT or otherwise communicate to the trade the existence of the ELAN PATENTS in the countries of the TERRITORY in such a manner as to give constructive or actual notice of infringement under applicable laws.

                        CLAUSE 9 - SUPPLY OF THE PRODUCT

9.1 Save as otherwise provided in this Agreement, ELAN shall produce and supply to LIGAND its entire requirements of the PRODUCT and LIGAND will purchase the PRODUCT from ELAN in the TERRITORY.

9.2 As a consequence of the restrictions currently imposed upon the importation, use and distribution of the COMPOUND in and into the countries of the TERRITORY, the parties acknowledge the requirement to order the appropriate quantity of COMPOUND in sufficient time to enable the supplier of the COMPOUND to obtain the appropriate aggregate quota from the Drug Enforcement Agency in the U.S.A. or its successor agency, and its equivalent in Canada (where applicable). In this regard, the parties shall negotiate and agree upon a binding forecast for the supply of COMPOUND for the applicable calendar year (or part thereof). In the event that LIGAND does not order sufficient PRODUCT to utilise the quantity of COMPOUND, LIGAND shall ***. LIGAND further acknowledges that unutilised COMPOUND is likely materially to affect future quota allocations of that material, and ELAN's ability to acquire same for future orders.

9.3 The PRODUCT to be supplied to LIGAND by ELAN shall be in one final market pack form for each presentation (with a similar presentation for each of the dosage strengths) complying with the SPECIFICATIONS. LIGAND shall keep ELAN apprised of any proposed revisions in labelling (and their FDA approval status), so as to mutually understand regulatory conformance with respect to labelling. ELAN shall deliver the PRODUCT to LIGAND and/or any party designated by LIGAND in proper packaging so as to permit safe storage and transport. ELAN shall bear all the costs of labelling the PRODUCT so as to appropriately display the LIGAND name provided that LIGAND supplies all the appropriate graphics, designs, logos and related and appropriate artwork.


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                                       17
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9.4  As a consequence of the restrictions currently imposed upon the importation, use and distribution of COMPOUND into the countries of the TERRITORY, the PRODUCT shall be manufactured by ELAN or a nominated sub-contractor in the USA for supply in the USA and Canada, except as otherwise provided herein. In the event that the relevant authorities in Canada prohibit the importation of the PRODUCT from the USA, the parties shall review alternative arrangements which can be put in place having regard to such expenditure as is justified and the commercial opportunities available in the country or countries concerned. In the event that ELAN appoints a third party manufacturer, such appointment shall be subject to the secrecy provisions of CLAUSE 16.1 and ELAN shall be solely responsible and liable to LIGAND for the performance of the said manufacturer. ELAN shall ensure that the said manufacturer's facility is approved by and complies in all material respects with the requirements of the FDA of the country where the PRODUCT is manufactured and sold and that LIGAND has the customary rights of audit and inspection of such third party manufacturer.

9.5 In each of the calendar years *** through ***, LIGAND shall be obliged to place firm purchase orders with ELAN for not less than *** whole batches of the PRODUCT per year, a "whole batch" being approximately *** *** of bead blend batch for encapsulation and made up of approximately:

                  ***;

                  ***;

                  ***;

                  ***.



9.6  [Intentionally Omitted]

9.7 ELAN shall deliver the PRODUCT to LIGAND within 120 days of the receipt of a firm purchase order properly placed therefor.

9.8 On or before the 23rd day of each calendar month, LIGAND shall provide a rolling 18 month-forecast for the period beginning on the first day of the relevant calendar month. The format of such 18 month-forecasts shall be comprised of a 12 month-forecast together with 2 quarterly forecasts. The first calendar quarter of such 18 month-forecast shall be a binding purchase commitment of LIGAND. In addition to the obligation of LIGAND regarding rolling 18 month-forecasts outlined herein, LIGAND shall provide ELAN with rolling 3 years' forecasts on 1 August of each year of this Agreement.


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

9.8A Within thirty (30) days of LIGAND providing ELAN with the rolling 3 years' forecast described in CLAUSE 9.8 above, the parties shall meet to discuss the latest rolling 18-month forecast and any capital expenditures specific to the manufacture of the PRODUCT required to meet any such forecast. In the event that the parties agree that such capital expenditures are required or desirable and such capital expenditures are in excess of ***, the parties shall negotiate a minimum number of batches of PRODUCT which LIGAND shall be obliged to order in calendar years after *** recognising the interest of ELAN in the recoupment of such expenditure. For purposes of determining the amount of such capital expenditures, the parties shall consider only the capital expenditures specific to the manufacture of the PRODUCT expended by ELAN from the AMENDMENT DATE through the date of such meeting and any additional amounts required thereafter to meet any such forecast.

9.9 Subject to the agreement of ELAN, the 12 month forecasts may increase or decrease from one quarter to the next, PROVIDED, HOWEVER, ELAN shall not be obligated to produce an amount of PRODUCT which differs by more than *** in terms of volume of PRODUCT ordered as compared to the preceding quarter. Notwithstanding the foregoing, ELAN will use its reasonable efforts to fulfil LIGAND's requirements in excess of forecasted amounts, but shall not be obliged to meet such requirements if it is not reasonably practicable to do so provided that ELAN shall supply the PRODUCT so ordered but not immediately available as soon thereafter as reasonably practicable.

9.10 Subject to CLAUSE 9.5, the parties shall agree upon a minimum order quantity for the manufacture and supply of each dosage strength the PRODUCT. ELAN shall have the right to refuse to fulfil orders which do not conform with the provisions of this CLAUSE 9.10. Where ELAN in its absolute discretion, fulfils any order which does not conform with the provisions of this CLAUSE 9.10, the fulfillment of such order by ELAN shall not affect ELAN's right to refuse to fulfil any subsequent order which does not conform with the provisions hereof.

9.10A ELAN shall reasonably co-operate with LIGAND, and shall use commercially reasonable efforts in good faith with a view to achieving sufficient quota of COMPOUND from the Drug Enforcement Agency in the U.S.A. or its successor agency, and/or its equivalent in Canada (where applicable) to meet the forecasted supply of the PRODUCT. Without prejudice to the foregoing obligation, ELAN shall not be obliged to fulfil orders where there is insufficient quota of COMPOUND to do so.

9.11 Save as otherwise agreed between the parties, delivery of consignments of PRODUCT shall be effected by ELAN EX-WORKS the manufacturing facility designated by ELAN. Risk of loss of or damage to any consignment of the PRODUCT shall pass to LIGAND when each such consignment of the PRODUCT is loaded onto the vehicle of LIGAND's agent on which it is to be despatched from the manufacturing facility designated by ELAN. LIGAND shall fully insure or procure the insurance of all consignments of the PRODUCT from the time when risk passes as aforesaid and shall produce the supporting insurance when requested by ELAN.



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9.12 All claims for failure of any delivery of the PRODUCT to conform to the
     SPECIFICATIONS under CLAUSE 14 shall be made by LIGAND to ELAN in writing within 60 days following delivery except in the case of latent defects. Claims for latent defects, which could not reasonably have been discovered during the routine testing protocol (to be agreed by LIGAND and ELAN), shall be made by LIGAND to ELAN in writing within 30 days of discovery. Failure to make timely claims in the manner prescribed shall constitute acceptance of the delivery.

9.13 PRODUCT which has been delivered and which has been shown within the period designated in CLAUSE 9.12 not to conform to the SPECIFICATIONS where such non-conformity is attributable to negligent acts or omissions of ELAN shall be replaced at ELAN's cost within 90 days of the receipt by ELAN of the failed PRODUCT except where such non-conformity is attributable to negligent acts or omissions of LIGAND.

9.14 In the event of an unresolved dispute as to conformity of the PRODUCT with the SPECIFICATIONS, the parties shall within 30 days appoint an independent first class laboratory to undertake the relevant testing and its findings shall be conclusive and binding upon the parties. All costs relating to this process shall be borne solely by the unsuccessful party. In the event that the parties should fail to agree a mutually acceptable independent laboratory within such 30 day period, the Head of the School of Pharmacy, Trinity College, Dublin, Ireland shall be entrusted with appointing such independent laboratory.

9.15 LIGAND shall have the option, at its sole cost and expense and subject to the terms and conditions of this Agreement, to qualify one or more second-source suppliers for the PRODUCT. Such second-source supplier shall be subject to the approval of ELAN, which shall not be unreasonably withheld or delayed, and subject to reasonable and customary undertakings from such second-source supplier to ELAN to protect ELAN's confidential and proprietary information. In addition, ELAN shall, effective as of the AMENDMENT DATE, and subject to the terms and conditions of this Agreement:

     9.15.1 grant to LIGAND a production licence in the applicable country or countries of the TERRITORY so that LIGAND (and its second-source supplier(s)) may manufacture the relevant PRODUCT without infringing any of the ELAN INTELLECTUAL PROPERTY. Any such licence shall apply only in regard to the relevant PRODUCT as well as to the applications of technology derived from the ELAN PATENT RIGHTS related to its use with such PRODUCT;

     9.15.2 provide LIGAND (and its second-source supplier(s)) with any technical data incorporated in the ELAN KNOW-HOW, including but not limited to, access to the DMF, to give effect to the provisions of CLAUSE 9.15.1 and ELAN shall promptly provide to LIGAND (and its second-source supplier(s)) the documentation constituting the required material support, more particularly practical performance advice, shop practice, specifications as to materials to be used and control methods; and

     9.15.3 assist LIGAND (and its second source supplier(s)) with the working up and use of the technology and with the training of LIGAND's (and its second-source supplier(s)) personnel to the extent which may reasonably be necessary in relation to the manufacture of the PRODUCT by LIGAND (and its second-source supplier(s)). In this regard, ELAN will receive LIGAND's (and its second source supplier(s)'s) scientific staff in its premises for certain periods, the term of which will be agreed by the parties.

         LIGAND shall pay for work conducted by ELAN or its AFFILIATES under CLAUSES 9.15.2 and/or 9.15.3 as agreed upon by the parties.

         LIGAND shall be solely responsible for filing all submissions or other correspondence with the applicable governmental or regulatory authorities in connection with any decision to seek approval of a second-source manufacturing facility for the PRODUCT ("Back-Up Facility") as an additional back-up manufacturing facility.

         Without prejudice to CLAUSE 9.5, LIGAND shall have the sole right to determine whether to use the Back-Up Facilities; provided that, subject to CLAUSES 9.16 and 10.3.5.2, such Back-Up Facilities may not supply more than (a) *** of LIGAND's and its permitted sublicensee(s)' annual requirements through the period of time ending 31 December 2007 and (b) *** of LIGAND's and its permitted sublicensee(s)' annual requirements thereafter during the term of this Agreement. In the event that LIGAND, and as applicable its permitted sublicensee(s), obtain more than the said amounts from Back-Up Facilities, then LIGAND shall pay to ELAN an additional royalty equivalent to *** of AVERAGE PRICE (calculated by reference to that calendar year) of the additional quantities of PRODUCT taken from such Back-Up Facilities, over and above the maxima referred to in this paragraph. The foregoing shall constitute ELAN's sole remedies in respect of a failure by LIGAND to comply with its limitations on amount obtained from Back-Up Facilities set forth in this CLAUSE 9.15 (but without prejudice to any remedy ELAN may have for any other breach by LIGAND).

9.16 In the event that ELAN fails to deliver to LIGAND a significant portion of an order of PRODUCT for a period exceeding *** from the due delivery date therefor, or there are repeated and serious failures, inability or delays in filling orders, LIGAND may for so long as such conditions exist fulfil all of its unmet requirements from the Back-Up Facilities. Additionally, for so long as such conditions exist, the royalty payable by LIGAND under CLAUSE 10.2 shall be reduced to *** of NSP for such unmet requirements attributable to ELAN's default (and for the avoidance of doubt such failure, inability or delays caused by the supplier of the COMPOUND (other than by reason of ELAN's failure to use commercially reasonable efforts) or due to the applicable governmental imposed quota system for the COMPOUND (other than by reason of ELAN's breach of its obligations in CLAUSE 9.10A) shall not be considered ELAN's default).

         The foregoing shall constitute LIGAND's sole remedies in respect of a failure by ELAN to supply the PRODUCT.


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

9.16A When ELAN has remedied the cause of its failure to satisfy LIGAND's requirements and is once again able to fulfil its obligations to supply the PRODUCT, LIGAND's entitlement to obtain supplies of the PRODUCT from its Back-Up Facilities shall revert to the level set out in CLAUSE 9.15, and the royalty payable by LIGAND under CLAUSE 10.2 shall revert to *** of NSP.

9.17 In manufacturing the PRODUCT under CLAUSE 9.15, LIGAND shall be responsible for all process and equipment validation required by the FDA and the regulations thereunder and shall take all steps reasonably necessary to pass government inspection by the FDA.

9.18 ***

9.19 ELAN will grant to Elan Pharma Ltd., Elan Holdings, Inc. or any other subsidiaries of ELAN, as necessary or appropriate, a licence of the ELAN PATENTS and ELAN KNOW-HOW and other intellectual property rights necessary for such company or companies to manufacture the PRODUCT in accordance with the terms of this Agreement.

                        CLAUSE 10 - FINANCIAL PROVISIONS

10.1 LICENCE ROYALTIES:

     10.1.1 In consideration of the licence of the ELAN PATENTS granted to LIGAND under this Agreement, LIGAND has previously paid to ELAN an aggregate of ***.

     10.1.2. LIGAND shall pay as a patent royalty the non-refundable sums of:

                    (a) *** *** to ELAN; and

                    (b) *** *** to EML.



                  Each such payment shall be effected in U.S. Dollars upon the AMENDMENT DATE. The said patent royalty shall not be subject to future performance obligations, shall not be applicable against any future services provided by ELAN and/or EML to LIGAND and is independent and distinct from the other terms of this Agreement.

10.2 ROYALTY ON NSP:

         In further consideration of the licence of the ELAN PATENTS granted to LIGAND under this Agreement, LIGAND shall pay to ELAN a royalty equivalent to *** of NSP, in respect of IN MARKET sales in the period from the AMENDMENT DATE to the end of the term of this Agreement. The said royalty shall be payable quarterly upon delivery of the STATEMENT.



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


         For the avoidance of doubt, subject to CLAUSES 9.15 and 9.16, the said royalty shall apply both to PRODUCT manufactured by ELAN and PRODUCT manufactured by LIGAND or a second-source supplier.

10.3 PRICE OF PRODUCT:

     10.3.1 Subject to CLAUSES 10.3.2 and 10.3.3, the unit price of the PRODUCT to be charged by ELAN to LIGAND for commercial sale shall be *** of AVERAGE PRICE per strength, payable in $ as follows:

          10.3.1.1 ELAN shall initially invoice PRODUCT supplied at *** of AVERAGE PRICE as shown by the last STATEMENT, and payment shall be made by LIGAND within 30 days of such invoice;

          10.3.1.2 Following delivery of the STATEMENT pertaining to a calendar quarter, the unit price of PRODUCT supplied in that calendar quarter shall be readjusted to *** of actual AVERAGE PRICE in that calendar quarter. An adjusting payment shall accordingly be made by LIGAND to ELAN with the STATEMENT, or by ELAN to LIGAND within 5 (five) business days following delivery of the STATEMENT.

          The said price shall apply to PRODUCT supplied EX WORKS ELAN's facility to LIGAND.

     10.3.2 In the event that:

          10.3.2.1 during the period up to 31 December 2005 ELAN's aggregate cost of ***, in each case used in the PRODUCT increases by reference to such costs as at October 2002 by more than ***; and/or

          10.3.2.2 LIGAND fails to meet its minimum order requirements specified in CLAUSE 9.5; and/or

          10.3.2.3 at any time, LIGAND requests any change to SPECIFICATIONS or the form in which the PRODUCT is supplied as at October 2002, or such a change is mandated by the FDA or other legal or regulatory authority in the TERRITORY -



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


                  which results in *** , the parties shall negotiate in good faith adjustments to the price of PRODUCT, having regard only to those costs in excess of the *** increase described in CLAUSE 10.3.2.1 and the matters set out in CLAUSES 10.3.2.2 and 10.3.2.3. For the avoidance of doubt, the parties have set forth an example of the calculation described in this CLAUSE
                  10.3.2 in Schedule 2 attached hereto.

          10.3.3 In the event that:

               10.3.3.1 LIGAND requests ELAN to supply the PRODUCT in a form or presentation other than the standard final market pack form for the presentation in question as at October 2002; and/or

               10.3.3.2 LIGAND requests ELAN to supply promotional samples of the PRODUCT -

                  the price of such PRODUCT shall be the price of PRODUCT specified in CLAUSE 10.3.1, as adjusted pursuant to CLAUSE
                  10.3.2 if applicable, plus an additional amount equivalent to the incremental cost after the AMENDMENT DATE to ELAN of supplying such PRODUCT.

     10.3.4 In the event that during the period after 31 December 2005 any of the conditions set forth in CLAUSES 10.3.2.1 and/or 10.3.2.3 exist and/or LIGAND fails to place firm orders for at least *** whole batches of the PRODUCT per calendar year (consisting of the various possible multiples as described in CLAUSE 9.5), and ELAN's FULLY ALLOCATED COST of manufacture exceeds *** of the AVERAGE PRICE, the price of PRODUCT shall be adjusted so that it shall equal *** provided that in the event that such *** exceeds the price charged for the PRODUCT by LIGAND's second source supplier(s) (as evidenced to ELAN), the price of PRODUCT shall instead be ***. The parties shall meet to discuss such alterations in price.

     10.3.5 In the event that (a) pursuant to CLAUSE 10.3.4, the price of the PRODUCT would be ***, and (b) *** exceeds *** of AVERAGE PRICE, then at ELAN's option:

          10.3.5.1 the price of the PRODUCT shall instead be *** of *** ; or

          10.3.5.2 LIGAND shall be released from the limitation upon the quantity of PRODUCT which may be supplied by Back-Up Facilities as set out in CLAUSE 9.15; and the price of any PRODUCT supplied by ELAN to LIGAND thereafter shall be *** .

     10.3.6 All prices for the PRODUCT are exclusive of any applicable value added or any other sales tax, for which LIGAND will be additionally liable.


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                                       24

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     10.3.7 [Intentionally Omitted]

     10.3.8 For the avoidance of doubt the parties agree that if for whatever reason the PRODUCT supplied by ELAN to LIGAND is not sold by LIGAND, payment to ELAN for such PRODUCT shall nonetheless be effected at the price calculated in accordance with CLAUSES 10.3.1 to 10.3.3 inclusive.

10.4 TRANSITIONAL PROVISIONS:

         In respect of PRODUCT sold IN MARKET prior to the AMENDMENT DATE (the "TRANSITIONAL PRODUCT"), the Prior Agreement shall apply, with the effect that:

     10.4.1 LIGAND shall pay to ELAN the FLOOR PRICE (as defined in the Prior Agreement) of TRANSITIONAL PRODUCT; and

     10.4.2 LIGAND shall pay to ELAN the amount specified in CLAUSE 10.3.4 of the Prior Agreement in respect of TRANSITIONAL PRODUCT.

         In respect of PRODUCT supplied to LIGAND prior to the AMENDMENT DATE but not sold IN MARKET prior to the AMENDMENT DATE, LIGAND shall pay to ELAN the FLOOR PRICE (as defined in the Prior Agreement) as if the Prior Agreement applied, but the IN MARKET sales of such PRODUCT shall be subject to the royalty provisions of this Agreement and not to CLAUSE 10.3.4 of the Prior Agreement.

10.5 METHOD OF CALCULATION OF FINANCIAL PROVISIONS:

         The parties acknowledge and agree that the methods for calculating the royalties and other payments hereunder are for the purposes of the convenience of the parties, are freely chosen and not coerced.

                    CLAUSE 11 - PAYMENTS, REPORTS AND AUDITS

11.1 LIGAND shall keep true and accurate records of gross sales of the PRODUCT, the items deducted from the gross amount in calculating the NSP, the NSP, the AVERAGE PRICE and the royalties payable to ELAN under CLAUSE 10. LIGAND shall deliver to ELAN a written statement ("the STATEMENT") thereof within *** days following the end of each calendar quarter, (or any part thereof in the first or last calendar quarter of this Agreement) for such calendar quarter. The STATEMENT shall outline on a country-by-country basis, the calculation of the NSP from gross revenues during that calendar quarter, the applicable percentage rate, and a computation of the sums due to ELAN. The parties' financial officers shall agree upon the precise format of the STATEMENT.

11.2 Payments due on NSP of the PRODUCT based on sales amounts in a currency other than US Dollars shall first be calculated in the foreign currency and then converted to US Dollars on the basis of the exchange rate in effect for the purchase of US Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the sale of currency of the country of origin of such payment for the day prior to the date on which the payment by LIGAND is being made.


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11.3 Any income or other taxes which LIGAND is required by law to pay or withhold on behalf of ELAN or EML, as the case may be, with respect to royalties and any other monies payable to ELAN under this Agreement shall be deducted from the amount of such NSP payments, royalties and other monies due. LIGAND shall furnish ELAN and/or EML with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by ELAN and/or EML. LIGAND shall promptly provide ELAN and/or EML with a certificate or other documentary evidence to enable ELAN and/or EML to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by LIGAND. The parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable LIGAND to make such payments to ELAN and/or EML without any deduction or withholding.

11.4 All payments due hereunder shall be made to the designated bank account of ELAN or EML, as the case may be, in accordance with such timely written instructions as ELAN shall from time to time provide.

11.5 LIGAND shall pay interest to ELAN and/or EML at the Prime Rate publicly announced by Morgan Guaranty Trust Company of New York at its principal office on the date (or next to occur business day, if such date is not a business day) on which payment should have been made pursuant to the applicable provisions of this Agreement plus 5% on all late payments more than 10 days past due under this Agreement applicable from the date on which payment should have been made pursuant to the applicable provisions of this Agreement until the date of payment.

11.6 [Intentionally Omitted]

11.7 For the 180 day period following the close of each calendar year of the Agreement, ELAN and LIGAND will, in the event that the other party reasonably requests such access, provide each other's independent certified accountants (reasonably acceptable to the other party) with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to such party's books and records relating to the PRODUCT, solely for the purpose of verifying the accuracy and reasonable composition of the calculations hereunder for the calendar year then ended.

11.7A Additionally LIGAND shall upon request provide ELAN or, at LIGAND's option, an independent third party nominated by ELAN and reasonably acceptable to LIGAND with access, during regular business hours and subject to the confidentiality provisions as contained in this Agreement, to LIGAND's and any second-source manufacturer's books and records relating to the manufacture of the PRODUCT, solely for the purpose of verifying LIGAND's compliance with the maximum amounts of supply from Back-Up Facilities set out in CLAUSE 9.15. Such inspections shall be made not more than once per year unless such an inspection discloses non-compliance and thereafter shall continue until the previously disclosed non-compliance is satisfactorily resolved.



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

11.8 In the event of a discovery of a discrepancy which exceeds 5% of the amount due or charged by a party for any period, or a failure to comply with the maximum limits on supply from Back-Up Facilities set out in CLAUSE 9.15, the cost of such accountants shall be borne by the audited party; otherwise, such cost shall be borne by the auditing party.

11.9 ELAN shall make (and where relevant shall procure that ELAN's subcontractor, assignee or designee shall make) that portion of its manufacturing, testing or storage facility where PRODUCT is manufactured, tested or stored, including all record and reference samples relating to the PRODUCT available for inspection by LIGAND's duly qualified person or by the relevant governmental or regulatory authority. The investigation shall be limited to determining whether there is compliance with cGMP and with other requirements of applicable law. Such inspection shall be made not more than once per year, unless based on a for cause requirement.

                      CLAUSE 12 - DURATION AND TERMINATION

12.1 This Agreement shall be deemed to have come into force on the EFFECTIVE DATE and, subject to the rights of termination outlined in this CLAUSE 12 will expire on a country by country basis:

     12.1.1 on the *** date of the launch of the PRODUCT in the country concerned; or

     12.1.2 in any country upon the expiration of the life of the last to expire patent included in the ELAN PATENTS in that country;

         whichever date is later to occur ("the INITIAL PERIOD").

12.2 [Intentionally Omitted]

12.3 In addition to the rights of termination provided for elsewhere in this Agreement, either party will be entitled forthwith to terminate this Agreement by written notice to the other party if:

     12.3.1 subject to CLAUSE 12.3A, that other party commits any material breach of this Agreement, and (A) in the case of a breach capable of cure, fails to cure the same within 60 days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied or (B) in the case of a breach not capable of cure, the non-breaching party has a remedy at law;

     12.3.2 that other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);



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     12.3.3 an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

     12.3.4 any proceedings are filed or commenced by that other party under bankruptcy, insolvency or debtor relief laws or anything analogous to any of the foregoing under the laws of any jurisdiction occurs in relation to that other party, and such proceeding is not dismissed within ninety (90) days;

12.3A Where the party in breach is LIGAND, ELAN shall not terminate this Agreement unless and until such breach by LIGAND is admitted or determined by a court of competent jurisdiction, provided that LIGAND complies with the following conditions:

     12.3A.1 within seven (7) days of ELAN giving notice to LIGAND of ELAN's intention to terminate, LIGAND shall place all monies allegedly owing to ELAN pursuant to the terms of this Agreement (as specified in the notice) in an escrow account with such US attorneys firm as ELAN may nominate ("Escrow Account"), on terms that it shall be released to ELAN upon admission or determination of breach by a court of competent jurisdiction, and other reasonable and customary terms;

     12.3A.2 ELAN shall not be obliged to supply PRODUCT unless payment for the same is made in advance; such payment at LIGAND's option being made to the Escrow Account but on terms that it shall be released as soon as such payment would have fallen due, but for this CLAUSE 12.3A; and

     12.3A.3 any PRODUCT supplied during such period shall be subject to a minimum price of ELAN's ***; pursuant thereto, LIGAND shall additionally remit to the Escrow Account the amount specified by ELAN in good faith as the excess of such *** over the supply price set forth in CLAUSE 10.3. For the purposes of clarity, in the event that it is admitted by ELAN or finally determined by a court of competent jurisdiction that LIGAND was not in breach, the monies paid into the Escrow Account pursuant to this Clause 12.3A.3 shall be repaid to LIGAND.

         For the avoidance of doubt, ELAN shall be entitled to terminate this Agreement in the event that the foregoing conditions are not complied with.

         The foregoing shall be without prejudice to (a) any right ELAN may have to terminate supply pursuant to CLAUSE 9.18, and (b) ELAN's right to terminate this Agreement pursuant to Clauses 12.3.2, 12.3.3 and/or 12.3.4.

12.4 For the purposes of CLAUSE 12.3.1, a breach will be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).


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12.5 All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or other applicable bankruptcy or insolvency laws, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code (or comparable sections). The parties agree that each party that is a licensee of such rights under this Agreement shall retain and may fully exercise its rights and elections under the U.S. Bankruptcy Code or other applicable bankruptcy or insolvency laws. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either party under the U.S. Bankruptcy Code or otherwise, the party which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in their possession, shall be delivered to them (i) in the event of any such commencement of a bankruptcy proceeding, upon their written request therefore, unless the party subject to such proceeding (or a trustee on behalf of the subject party) elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the party subject to such proceeding upon written request therefore by the non-subject party.

                     CLAUSE 13 - CONSEQUENCES OF TERMINATION

13.1 Upon exercise of those rights of termination specified in CLAUSE 12 or elsewhere in this Agreement, this Agreement shall, subject to the provisions of the Agreement which survive the termination of the Agreement automatically terminate forthwith and be of no further legal force or effect.

13.2 Upon termination of the Agreement by either party, the following shall be the consequences relating to the TERRITORY:

     13.2.1 any sums that were due from LIGAND to ELAN under the provisions of CLAUSE 10 or otherwise howsoever prior to the exercise of the right to terminate this Agreement as set forth herein shall be paid in full within 30 days of termination of this Agreement and, subject to CLAUSE 13.2.4, ELAN shall not be liable to repay to LIGAND any amount of money paid or payable by LIGAND to ELAN up to the date of the termination of this Agreement;

     13.2.2 all confidentiality provisions set out herein shall remain in full force and effect for a period of 7 years from the date of termination of this Agreement;

     13.2.3 all representations and warranties shall insofar are appropriate remain in full force and effect;

     13.2.4 the rights of inspection and audit shall continue in force for the period referred to in the relevant provisions of this Agreement;

     13.2.5 ELAN shall have no further obligation to supply PRODUCT to LIGAND;



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

     13.2.6 the exclusive licence of the ELAN INTELLECTUAL PROPERTY granted in CLAUSE 2.1 shall continue, and LIGAND shall continue to pay to ELAN a royalty equivalent to *** of NSP; provided that the licence shall not continue in circumstances where this Agreement is terminated by reason of the applicability of CLAUSE 12.3.2, 12.3.3 and/or 12.3.4 to LIGAND; and

     13.2.7 In the event of any termination of the exclusive license of the ELAN INTELLECTUAL PROPERTY granted in CLAUSE 2.1, each sub-license granted by LIGAND pursuant to CLAUSE 2.1.2 shall survive termination and continue according to its terms, provided that (a) such sub-license was granted in accordance with all of the terms and conditions of this Agreement, (b) all applicable terms and conditions of this Agreement shall apply to such sub-license and the sub-licensee thereunder as though this Agreement continued in effect, (c) ELAN shall receive all consideration due in connection with such sub-license as if such sub-licensee were LIGAND hereunder, and (d) such sub-licensee agrees with ELAN in writing to be bound by such terms and conditions and to pay such consideration to ELAN.

                       CLAUSE 14 - WARRANTY AND INDEMNITY

14.1 ELAN represents and warrants as of each of the AMENDMENT EXECUTION DATE and the AMENDMENT DATE that it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by ELAN and constitutes a valid and legally binding agreement of ELAN enforceable against ELAN in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

14.2 [Intentionally Omitted]

14.3 ELAN represents and warrants as of each of the AMENDMENT EXECUTION DATE and the AMENDMENT DATE that the execution of this Agreement and the consummation of the transactions contemplated hereby will not breach or in any way conflict with the terms and conditions of any licence, contract, understanding or agreement, whether express, implied, written or oral between ELAN and any third party.

14.4 ELAN represents and warrants as of the AMENDMENT EXECUTION DATE that no consent, approval, authorization or order of any court or governmental agency or body or third party is required for the execution and delivery by ELAN of this Agreement of the consummation by ELAN of the transactions contemplated hereby.


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14.5 ELAN covenants that the PRODUCT supplied by ELAN to LIGAND under this
     Agreement will conform to:

     14.5.1 the SPECIFICATIONS;

     14.5.2 all applicable regulations, requirements, statutes, ordinances and practices of the FDA and other governmental authorities in the TERRITORY including the then-cGMP regulations which apply to the manufacture and supply of the PRODUCT.

         EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 14, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PRODUCT ARE HEREBY EXCLUDED AND EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 14, ELAN SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY, ARISING OUT OF OR IN CONNECTION WITH THE PRODUCT OR ANY DEFECT IN THE PRODUCT OR FROM ANY OTHER CAUSE.

14.6 LIGAND represents and warrants as of each of the AMENDMENT EXECUTION DATE and the AMENDMENT DATE that it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by LIGAND and constitutes a valid and legally binding agreement of LIGAND enforceable against LIGAND in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

14.7 LIGAND represents and warrants as of each of the AMENDMENT EXECUTION DATE and the AMENDMENT DATE that the execution, delivery and performance by LIGAND of this Agreement and the consummation by LIGAND of the transactions contemplated hereby will not conflict with or constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which LIGAND is bound or to which any of its properties or assets is subject, except for any such conflict, breach, default, violation or event which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities (contingent or otherwise, operations, condition (financial or otherwise), solvency, properties, prospects or material agreements of LIGAND (any such event, a "Material Adverse Effect"), (ii) the certificate of incorporation or bylaws of LIGAND or (iii) any statute, judgment, decree, order, rule or regulation applicable to LIGAND or any of its properties or assets, except for any such conflict, breach or violation which would not, individually or in the aggregate, have a Material Adverse Effect.




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

14.8 LIGAND represents and warrants as of the AMENDMENT EXECUTION DATE that no consent, approval, authorization or order of any court or governmental agency or body or third party is required for the execution and delivery by LIGAND of this Agreement of the consummation by LIGAND of the transactions contemplated hereby.

14.9 LIGAND covenants to ELAN that in the promotion, marketing, transporting, storing, handling, distributing and selling the PRODUCT hereunder:

     14.9.1 it will exercise all due skill, care and diligence in conducting such activities; and

     14.9.2 it will comply with the provisions of this Agreement, all FDA and other approvals, all applicable state and local regulatory approvals and all applicable laws, ordinances and regulations.

14.10 [Intentionally Omitted]

14.11 ELAN represents and warrants as of each of the AMENDMENT EXECUTION DATE and the AMENDMENT DATE that it is cognisant in all material respects of all applicable statutes, ordinances and regulations of the TERRITORY with respect to the manufacture of the PRODUCT including, but not limited to the FFDCA, including cGLP and cGMP.

14.12 Each of the parties shall indemnify, defend and hold harmless the other party from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) to which the other party is or may become liable insofar as they arise out of any breach by the first party of any of its obligations or warranties under this Agreement or the Prior Agreement (to the extent such breaches occurred prior to the AMENDMENT DATE).

14.13 Additionally, save to the extent that ELAN is obliged to indemnify LIGAND pursuant to CLAUSES 14.12, 14.13A or 14.13C, LIGAND shall indemnify, defend and hold harmless ELAN from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) made or brought against ELAN seeking damages for personal injury (including death) and/or for costs of medical treatment, caused by or attributed to the PRODUCT in the TERRITORY.

14.13A ELAN shall indemnify and hold harmless LIGAND, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which LIGAND, its agents, and employees may become subject related to or arising out of ELAN's bad faith, gross negligence or intentional misconduct in connection with the filing or maintenance or failure to file or maintain or prosecute the NDA to the extent such acts or failures to act occurred prior to the AMENDMENT DATE and/or relate to activities outside the TERRITORY.

14.13B LIGAND shall indemnify and hold harmless ELAN, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which ELAN, its agents, and employees may become subject related to or arising out of LIGAND's bad faith, gross negligence or intentional misconduct in connection with the filing or maintenance or failure to file or maintain or prosecute the NDA to the extent such acts or failures to act occurred on or after the AMENDMENT DATE.

14.13C LIGAND shall indemnify, defend and hold harmless ELAN from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) made or brought against ELAN arising from the use in the TERRITORY of clinical and regulatory data relating to activities outside the TERRITORY supplied by ELAN, save to the extent that such a claim is attributable to the bad faith, gross negligence or intentional misconduct of ELAN. ELAN shall indemnify, defend and hold harmless LIGAND from all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys' fees) made or brought against LIGAND arising from the use outside the TERRITORY of clinical and regulatory data relating to activities in the TERRITORY supplied by LIGAND, save to the extent that such a claim is attributable to the bad faith, gross negligence or intentional misconduct of LIGAND.

14.13D LIGAND shall indemnify and hold harmless ELAN from and against all claims, damages, losses, liabilities and expenses to which ELAN may become liable arising out of LIGAND's bad faith, gross negligence or intentional misconduct in connection with the activities described in CLAUSE 8 of this Agreement.

14.14 As a condition of obtaining an indemnity hereunder, the party seeking an indemnity shall:

     14.14.1 fully and promptly notify the other party of any claim or proceedings, or threatened claim or proceedings;

     14.14.2 permit the indemnifying party to take full control of such claim or proceedings;

     14.14.3 assist in the investigation and defence of such claim or proceedings;

     14.14.4 not compromise or otherwise settle any such claim or proceedings without the prior written consent of the other party, which consent shall not be unreasonably withheld; and

     14.14.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceedings.

14.15 Except in respect of each party's liability to indemnify the other against Claims made by a third party, notwithstanding anything to the contrary in this agreement, Elan and LIGAND shall not be liable to the other by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this agreement, for any consequential, special or incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise) and whether occasioned by the negligence of the respective parties, their employees or agents or otherwise, even if advised of the possibility of such damages, except that this limitation shall not apply to damages directly or indirectly arising from personal injury or death caused by the defective design and/or manufacture of the Products.

14.16 Where this Agreement provides for the indemnification of a party to this Agreement or for the limitation of a party's liability, such indemnification and/or limitation (as the case may be) shall also apply for the benefit of such party's AFFILIATES and the employees, officers, directors and agents of any of them, acting in such capacity.

14.17 ELAN and LIGAND shall each (either through purchase of a policy from a nationally recognised third party insurer or through maintenance of a self-insurance program) maintain comprehensive product liability insurance in relation to the PRODUCT in an amount of not less than *** for so long as ELAN supplies LIGAND under this Agreement and for a period of 5 years thereafter.

         Each party shall provide the other party with a certificate from the insurance company, if applicable, verifying the above and shall notify the other party in writing at least 30 days prior to the expiration or termination of such coverage.

                  CLAUSE 15 - ADVERSE EVENTS AND PRODUCT RECALL

15.1 Each party shall notify the other party promptly:

     15.1.1 of any complaints from third parties reported to such party involving any serious and unexpected adverse reactions resulting from the use of the PRODUCT; and

     15.1.2 of any potential recall of the PRODUCT by any governmental authority.

15.2 LIGAND shall be responsible for formal adverse event handling and reporting in the TERRITORY. LIGAND shall be responsible for furnishing post-marketing reports to the FDA. LIGAND and ELAN shall keep each other informed and shall copy the other party with all communications with the FDA and other relevant regulatory agencies with respect to the PRODUCT. LIGAND shall additionally assume responsibility for the maintenance of a global safety database relating to the PRODUCT and shall provide access to ELAN to such database following an agreement between the parties, including without limitation agreement on what data should be shared and a proportional sharing of the costs of such database.

15.3 In the event of any recall of the PRODUCT, as suggested or requested by any governmental authority:

     15.3.1 LIGAND shall perform the recall of the PRODUCT in the TERRITORY and save as provided in CLAUSE 15.3.2, in all events the recall costs shall be borne by LIGAND.



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     15.3.2 If the recall arises from ELAN's negligent acts or omissions in manufacturing the PRODUCT, the recall costs shall be borne by ELAN provided that LIGAND could not have discovered the said act or omission prior to sale of the PRODUCT by exercising the quality procedures to be agreed upon by the parties for the release of the PRODUCT.

     15.3.3 [Intentionally Omitted]

15.4 Upon request by ELAN, the parties shall negotiate in good faith a safety data exchange agreement, including without limitation what data will be exchanged and a proportional sharing of the costs associated with such exchange.

                      CLAUSE 16 - MISCELLANEOUS PROVISIONS

16.1 SECRECY:

     16.1.1 Any information, whether written or oral (oral information shall be reduced to writing within one month by the party giving the oral information and the written form shall be furnished to the other party) pertaining to the PRODUCT that has been or will be communicated or delivered by ELAN to LIGAND, or by LIGAND to ELAN, including, without limitation, trade secrets, business methods, and cost, supplier, manufacturing and customer information, shall be treated by LIGAND and ELAN, respectively, as confidential information, and shall not be disclosed or revealed to any third party whatsoever or used in any manner except as expressly provided for herein; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth herein to the extent that such confidential information:

                  (1) is available to the public in public literature or otherwise, or after disclosure by one party to the other becomes public knowledge through no default of the party receiving such confidential information; or

                  (2) was known to the party receiving such confidential information prior to the receipt of such confidential information by such party, whether received before or after the EFFECTIVE DATE; or

                  (3) is obtained by the party receiving such confidential information from a third party not subject to a requirement of confidentiality with respect to such confidential information; or

                  (4) is required to be disclosed pursuant to: (A) any order of a court having jurisdiction and power to order such information to be released or made public; or (B) any lawful action of a governmental or regulatory agency provided that each party shall notify the other in writing of any disclosure of information required hereunder prior to such disclosure and shall use all reasonable efforts to restrict the scope of disclosure, including without limitation by agreeing to appropriate redactions and/or making requests for confidential treatment.

     16.1.2 Each party shall take in relation to the confidential information of the other party all such precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any third party; provided, however, that such confidential information may be disclosed within the limits required to obtain or maintain any authorisation from the applicable FDA or any governmental or regulatory agency or, with the prior written consent of the other party, which shall not be unreasonably withheld, or as may otherwise be required in connection with the purposes of this Agreement.

     16.1.3 LIGAND agrees that it will not use, directly or indirectly, any ELAN KNOW-HOW, or other confidential information disclosed to it by ELAN or obtained by it from ELAN pursuant to this Agreement, other than as expressly provided herein.

     16.1.4 Neither party will publicise the existence of this Agreement in any way without the prior written consent of the other party subject to the disclosure requirements of applicable laws and regulations. In the event that either party wishes to make an announcement concerning the Agreement, that party will seek the consent of the other party. The terms of any such announcement shall be agreed in good faith.

     16.1.5 At the request of a party in writing, the other party shall not disseminate any public announcement for a period of sixty (60) days from the receipt of such request regarding this Agreement or the transactions contemplated hereby or regarding such requesting party, without such requesting party's consent, which shall not be unreasonably withheld, provided, however, a party may disseminate a public announcement regarding the foregoing if such party obtains an opinion of independent counsel that such party is obligated by law to disseminate such information to the public.

16.2 SPECIFIC PERFORMANCE:

         Each of ELAN and LIGAND acknowledges and agrees that in the event either party materially breaches any obligations under this Agreement which can be specifically performed, the aggrieved party shall be entitled to seek specific performance of this Agreement and to enjoin any continuing breach of this Agreement (without the necessity of proving actual damages and without posting bond or other security), in addition to any other remedy which such aggrieved party may be entitled to at law or in equity and each of ELAN and LIGAND will waive the defence in any action for specific performance or other equitable relief that a remedy at law would be adequate or that the services provided hereunder are personal in nature.

16.3 ASSIGNMENTS/SUB-CONTRACTING:

Neither party shall be permitted to assign or sub-licence any of its rights or obligations under this Agreement without the prior written consent of the other; provided that:

     16.3.1 ELAN and LIGAND may assign its rights or obligations under this Agreement to an AFFILIATE without such consent provided that such assignment has no adverse tax implications for the other party and provided further that such assigning party is not relieved of its obligations hereunder;

     16.3.2 LIGAND may transfer or assign its rights and obligations under this Agreement without the prior written consent of ELAN to a person that acquires all or substantially all of the assets or capital stock of LIGAND, provided that such assignment has no adverse tax implications for ELAN under this Agreement;

     16.3.3 ELAN may transfer or assign its rights and obligations under this Agreement insofar as they pertain to the PRODUCT outside the TERRITORY (including without limitation its rights under CLAUSE 7.2), provided that such assignment has no adverse tax implications for LIGAND under this Agreement;

     16.3.4 ELAN shall transfer or assign all (but not a portion) of its other rights and obligations under this Agreement to a person that acquires all right, title and interest in, to and under the PRODUCT manufacturing facility and related manufacturing assets provided that such assignment has no adverse tax implications for LIGAND under this Agreement; and PROVIDED that following such transfer or assignment ELAN may solely retain any rights pursuant to CLAUSE 10.2, without the prior written consent of LIGAND; and

     16.3.5 ELAN shall have the right to subcontract all or any portion of the manufacturing as provided in CLAUSE 9.4 and/or to subcontract the packaging of the PRODUCT to one or more third parties but shall be responsible for the acts and/or omissions of such subcontractors.

16.4 PARTIES BOUND:

         This Agreement shall be binding upon and inure for the benefit of parties hereto, their successors and permitted assigns.

16.5 SEVERABILITY:

         If any provision in this Agreement is agreed by the parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto:

     16.5.1 such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be deleted, with effect from the date of such agreement or such earlier date as the parties may agree; and

     16.5.2 the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

16.6 FORCE MAJEURE:

         Neither party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non-availability of raw materials, but any such delay or failure shall be remedied by such party as soon as practicable.

16.7 RELATIONSHIP OF THE PARTIES:

         Nothing contained in this Agreement is intended or is to be construed to constitute ELAN and LIGAND as partners or members of a joint venture or either party as an employee of the other. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

16.8 AMENDMENTS:

         No amendment, modification or addition hereto shall be effective or binding on either party unless set forth in writing and executed by a duly authorised representative of both parties.

16.9 WAIVER:

         No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.

16.10 NO EFFECT ON OTHER AGREEMENTS:

         This Agreement supersedes that certain Letter of Intent dated September 28, 1998 between the parties as such Letter of Intent relates to the subject matter hereof, and the Prior Agreement, but without prejudice to CLAUSE 10.4 hereof or to any accrued rights or obligations of the parties as at the AMENDMENT DATE. For the avoidance of doubt, rights and obligations in connection with (i) representations and warranties given by the parties under the Prior Agreement (whether at the EFFECTIVE DATE or otherwise) or (ii) covenants to be performed by a party from the EFFECTIVE DATE through the AMENDMENT DATE under the Prior Agreement shall be unaffected by this amendment and restatement of the Prior Agreement. Except as limited by the foregoing sentences, no provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the parties unless specifically referred to, and solely to the extent provided, in any such other agreement. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the parties other than as set forth in this Agreement.

16.10A FURTHER ASSURANCE:

         At the request of any of the parties, each other party shall (and shall use reasonable efforts to procure that any other necessary persons shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the execution of this Agreement for assuring to or vesting in the requesting party the full benefit of the terms hereof.

16.11 GOVERNING LAW AND JURISDICTION:

         This Agreement is construed under and ruled by the laws of New York. For the purposes of this Agreement the parties submit to the non-exclusive jurisdiction of the courts of New York.

16.12 NOTICE:

     16.12.1 Any notice or communications to be given under this Agreement shall be written in English and shall be sufficiently given if delivered personally or sent by nationally recognised overnight delivery service, or fax (receipt confirmed), addressed as follows:

                      ELAN at

                      c/o Elan International Services Ltd.
                      102 St. James Court
                      Flatts,
                      Smiths FL04
                      Bermuda

                      Attention:            Secretary
                      Fax:          +1 441 292 2224


                      LIGAND at

                      Ligand Pharmaceuticals Incorporated
                      10275 Science Center Drive
                      San Diego
                      California 92121

                      Attention:  General Counsel

                      Telephone:  (858) 550-7500

                      Fax:  (858) 550-1825

                      or to such other address(es) and fax numbers as may from time to time be notified by either party to the other hereunder.

     16.12.2 Any notice sent by mail shall be deemed to have been delivered within 7 working days after dispatch and any notice sent by fax shall be deemed to have been delivered within 24 hours of the time of the despatch. Notice of change of address shall be effective upon receipt.

16.13 ***



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                                       39

IN WITNESS of which the parties have executed this Agreement.

Executed by LIGAND on ____________, 2002

By :      /S/DAVID E. ROBINSON

Name:     David E. Robinson

Title:    President & CEO



Executed by ELAN on NOV 12, 2002

By:       /S/KEVIN INSLEY

Name:      Kevin Insley

Title:    Authorised Signatory



Executed by EML on NOV 12, 2002

By:       /S/KEVIN INSLEY

Name:      Kevin Insley

Title:    Authorised Signatory

                                   SCHEDULE 1



                                  ELAN PATENTS



US Patent No. 6,066,339

Canadian patent application no. 2,306,333



*Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission

                                   SCHEDULE 2



                               EXAMPLE CALCULATION

                          Net Sales (Average Price) 100
                             Elan Price to Ligand **

                                 A                       B                          C                            D
                                Base      Inc Up to      Inc Over              Add'l Spec                Less than Minimum
                                Line      ***                ***                                            Requirement
                                                A                B          A               B           A                B
                                          --------------- -------------  ------------ ------------   ------------ --------------
Elan's Fully Allocated Cost

Material Described in 10.3.2.1  ***            ***              ***        ***             ***         ***              ***

Other Variable Cost             ***            ***              ***        ***             ***         ***              ***

Fixed Cost                      ***            ***              ***        ***             ***         ***              ***
                                ---            ---              ---        ---             ---         ---              ---

                                ***            ***              ***        ***             ***         ***              ***


***                             ***            ***              ***        ***             ***         ***              ***

Elan Price to Ligand            ***            ***              ***        ***             ***         ***              ***

*Increase vs Base Line reflects under absorption variance due to reduce requirement




***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission